Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of an aggregate of up to 3,580,000 additional shares of common stock of Depomed, Inc. available for issuance under the Depomed, Inc. Amended and Restated 2014 Omnibus Incentive Plan, of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Depomed, Inc. and the effectiveness of internal control over financial reporting of Depomed, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 14, 2018